Imagis Reports Record Growth in Revenues for the First Quarter 2002

Vancouver, Canada, May 15, 2002: Imagis Technologies Inc., ("Imagis "), (OTCBB: IGSTF; TSX: NAB; Germany: IGY), a developer and marketer of biometric-based software, announced today its fiscal first quarter revenues at March 31, 2002 were $1,061,865 up from $353,836, a 200% increase over the same period last year, and 51% of total revenues for the fiscal year 2001.

Sales of the Company's software products rose 410% to $985,954 in the first quarter of this year, as compared to $193,045 in 2001. The large gain in software sales revenues arose from the inclusion of approximately 60% of the Serco Plc contract announced in January.

Overall, the Company incurred a net loss for the 2002 first quarter of $1,139,502 or $0.07 per share, which is higher than the net loss incurred in the first quarter of 2001 of $647,888 or $0.05 per share. While revenues rose 200% in the quarter, the Company incurred significantly higher operating costs due to the business development, marketing and sales activities during the period that relate to the revenue gain.

"This is a significant growth year for Imagis," stated Iain Drummond, President & CEO of Imagis. "We have identified a number of business opportunities for Imagis products in the law enforcement and security sectors. This opportunity comes as a result of U.S. and Canadian legislation on homeland security and the increased government budgetary appropriations. The additional funds allocated by the U.S. government for homeland security calls for billions of more dollars, which includes biometric technology."

During the first quarter, Imagis has had a number of customer wins. An additional four Royal Canadian Mounted Police detachments are using Imagis technology to streamline their booking process. Imagis received an order for the Computerized Arrest and Booking System (CABS), for use by the Mexican police force. Abbey Group Consultants, Inc. deployed CABS to serve Orange County Probation Department in California. Additionally, the sheriff's department in Harris County, Texas deployed Imagis' technology to accurately identify felons and increase the efficiency of surveillance searches.

Also during the quarter, Imagis has grown into new markets. Imagis expanded operations to Asia Pacific with an office in Sydney, Australia; formed a presence in the United Kingdom, opening an office in London; and, recently in Washington, D.C.

About Imagis Technologies Inc.
 Imagis (OTCBB: IGSTF; TSX: NAB; Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations of its software in the United States, UK, Canada,

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Imagis Technologies Inc.
May 15, 2002

and Mexico. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number two-career post of Associate Deputy Director. Visit our Web site at http://www.imagistechnologies.com.

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CONTACT:
Imagis Technologies Inc. Media Contact: Sandra Buschau VP Investor & Media Relations Tel: (604) 684-2449 E-mail: sandy@imagistechnologies.com http://www.imagistechnologies.com	Typhoon Capital Consultants Sanjay Sabnani, President Tel: (310) 349-2245 E-mail: sanjay@typcap.com

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